Exhibit 99.1

STEINER LEISURE LIMITED
Post Office Box N-9306
Suite 104A
Nassau, The Bahamas

For Release: IMMEDIATELY

Contact:    Leonard I. Fluxman, President and Chief Executive Officer (305) 358-9002, ext. 215

Steiner Leisure Limited Announces First Quarter 2012 Financial Results

NASSAU, THE BAHAMAS, April 25, 2012 - Steiner Leisure Limited (NASDAQ: STNR) today announced financial results for the first quarter ended March 31, 2012.

Steiner Leisure's revenues for the first quarter ended March 31, 2012 increased 18.2% to $198.5 million from $168.0 million during the comparable quarter in 2011. Net income for the first quarter of 2012 was $14.6 million compared with $13.6 million for the same quarter in 2011.

Earnings per share for the first quarter ended March 31, 2012 was $0.95 per share, compared with $0.90 per share for the comparable quarter in 2011. The earnings per share data are presented on a diluted basis.

Steiner Leisure Limited is a worldwide provider and innovator in the fields of beauty, wellness and education. We are dedicated to maintaining the highest quality standards and continually evolving to include and anticipate new developments within our industry. We aim to maintain and expand our existing diverse portfolio of services, products and brands, as well as to seek out new opportunities to complement our business.

Our services include traditional and alternative massage, body and skin treatment options, fitness, acupuncture, herbal medicine, medi-spa treatments and laser hair removal. We are committed to providing our customers with a wide-ranging assortment of beauty products, including premium quality options developed by us under our own brands, as well as those purchased from third parties.

Our distribution channels include our shipboard and land-based spas and salons, destination spas, health clubs, department stores and third party retail outlets and distributors. We also sell our products on certain British Airways flights, on QVC, by catalog, and online through our websites, including www.timetospa.com and www.blissworld.com.

Our post secondary schools offer programs in massage therapy and skin care, among others, and, along with our recruiting and training operations, prepare spa professionals for careers in the health and wellness industry, including within the Steiner family of companies.

Our cruise line operations are conducted in spas onboard 156 ships, including Azamara Club Cruises, Carnival Cruise Lines, Celebrity Cruises, Crystal Cruises, Cunard Cruise Line, Holland America Line, Norwegian Cruise Line, P&O Cruises, Princess Cruises, Royal Caribbean Cruises, Seabourn Cruise Lines, Silversea Cruises, Thomson Cruises and Windstar Cruises.

Our land-based spa operations are carried out under our Elemis®, Mandara®, Chavana®, Bliss® and Remède® brands and take place in 71 locations, including resort spas, urban hotel spas and day spas. In addition, a total of 28 resort and hotel spas are operated under our brands by third parties pursuant to license agreements with the company. Our land-based customers include Caesar's Entertainment, Hilton Hotels, InterContinental Hotels and Resorts, Kerzner International, Loews Hotels, Marriott Hotels, Nikko Hotels, Planet Hollywood, Sofitel Luxury Hotels, St. Regis Hotels, W Hotels and Resorts and Westin Hotels and Resorts.

Our Ideal Image customized laser hair removal services are provided by highly trained, experienced practitioners through a nationwide network of 78 treatment centers (17 of which are operated by franchisees) across 24 states.

We develop and sell a variety of high quality beauty products under our Elemis, La Thérapie™, Bliss, Remède, Laboratoire Remède® and Jou® brands.

Our schools operations consist of 12 post secondary schools (comprised of a total of 30 campuses) located in Phoenix, Scottsdale, Tempe and Tucson, Arizona; Westminster and Aurora, Colorado; Groton, Newington and Westport, Connecticut; Miami, Orlando, Pompano Beach, Sarasota and Tampa/St. Pete, Florida; Chicago, Crystal Lake and Woodridge, Illinois; Baltimore, Maryland; Boston, Massachusetts; Las Vegas, Nevada; Hoboken and Wall, New Jersey; King of Prussia and York, Pennsylvania; Dallas, Texas; Salt Lake City and Lindon, Utah; Charlottesville, Virginia; and Federal Way and Seattle, Washington.  Offering programs in massage therapy and, in some cases, skin care, these schools train and qualify spa professionals for health and beauty positions within the industry, including our own operations.

As part of our employee recruitment operations for our shipboard spas, we provide education to our shipboard employees through our rigorous training programs, at our primary training facilities near London, England or one of our satellite training centers in South Africa and the Philippines. These employees are sourced primarily from the British Isles, Australia, South Africa, Southeast Asia, Canada, the Caribbean and continental Europe.

The Company will be holding a conference call at 11:00 am (EST) on Thursday, April 26, 2012. Clive E. Warshaw, Chairman of the Board, and Leonard I. Fluxman, President and Chief Executive Officer, will discuss the contents of this press release.

If you wish to participate in this conference call, please call (517) 308-9020 for domestic and international calls approximately ten minutes before the scheduled time. The password is "Steiner". The call is available for replay from Thursday, April 26 (approximately 3 hours after the call takes place) through Thursday, May 3, 2012 at approximately 5:00 pm (EST). You may reach it by dialing (203) 369-3549 for both domestic and international calls. The passcode is "33146".

SELECTED FINANCIAL DATA

($ and shares in thousands, except per share data)

(Unaudited)

	First Quarter Ended
	March 31,
	2012(1)	2011
Revenues:
Services	$141,442	$113,029
Products	57,091	54,970
Total revenues	198,533	167,999

Cost of Sales:
Cost of services	112,278	91,247
Cost of products	40,613	38,478
Total cost of sales	152,891	129,725
Gross profit	45,642	38,274

Operating Expenses:
Administrative	10,779	7,807
Salary and payroll taxes	17,135	14,086
Total operating expenses	27,914	21,893
Income from operations	17,728	16,381

Other Income (Expense):
Interest expense	(1,587)	(1,076)
Other income	246	27
Total other income (expense)	(1,341)	(1,049)

Income before provision for income taxes	16,387	15,332

Provision for income taxes	1,817	1,703

Net income	$14,570	$13,629

Income per share:
Basic	$0.96	$0.91
Diluted	$0.95	$0.90

Weighted average shares outstanding:
Basic	15,189	14,977
Diluted	15,378	15,181

Notes:

  Includes the results of operations of Ideal Image and Cortiva Group, Inc. subsequent to their acquisitions in November 2011.

STATISTICS

	First Quarter Ended
	March 31
	2012	2011

Average number of ships served[1]:	148	148
Spa	110	113
Non-Spa	38	35

Average total number of staff on ships served:	2,646	2,539
Spa	2,286	2,258
Non-Spa	360	281

Revenue per staff per day[2]:	$418	$416
Spa	$440	$432
Non-Spa	$277	$287

Average weekly revenues:	$52,267	$49,806
Spa	$64,265	$60,294
Non-Spa	$18,144	$16,024

Average number of land-based spas operated[3]	68	68

Average weekly land-based spas revenues	$30,801	$30,615

Total schools revenues	$21,130,000	$17,411,000

Total wholesale and retail product revenues	$29,311,000	$28,846,000

Average number of Ideal Image locations[3,4]	60	--

Average weekly Ideal Image revenues[4]	$25,606	$--

Ideal Image revenues	$19,973,000	$--

1 Average number of ships served reflects the fact that during the period ships were in and out of service and, accordingly, the number of ships served during the year varied.

2 Revenue includes all sales of services and products on ships. Staff includes all shipboard employees. Per day refers to each day that a cruise ship is in service.

3 Average number of land-based spas and Ideal Image locations operated reflects the fact that during the period spas and centers were opened or closed and, accordingly, the number of spas and centers served during the period varied.

4 Excludes 17 centers which are operated by franchisees.